Exhibit 4.20

LAM RESEARCH CORPORATION

1999 EMPLOYEE STOCK PURCHASE PLAN

Amended and Restated Effective as of November 1, 2012

1.	Purpose.

This Amended and Restated Lam Research Corporation 1999 Employee Stock Purchase Plan (“Plan”) is amended and restated as of November 1, 2012. The Plan is intended to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code (the “423(b) Plan”), although the Company makes no undertaking or representation to maintain such qualification. The provisions of the 423(b) Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423(b) of the Code. In addition, this Plan document authorizes the grant of rights to purchase stock pursuant to rules, procedures or sub-plans adopted by the Board or Administrator that are designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States.

All grants made to participants outside of the United States shall be deemed to be made under a Non-U.S. Sub-Plan, unless otherwise designated at the time of grant.

2.	Definitions.

(a) “Administrator” means the Board, the Compensation Committee of the Board or any committee the Board may subsequently appoint to administer the Plan pursuant to Section 14 hereof, if one is appointed. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Administrator. The VP of Human Resources shall administer the Non-U.S. Sub-Plans of the Plan and shall be the “Administrator” for such purposes.

(b) “Annual Increase” means the number of shares of Common Stock that, pursuant to Section 13, may annually be added to the number of shares issuable under the Plan. As of August 27, 2012, this definition is no longer used.

(c) “Board” means the Board of Directors of the Company.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Common Stock” means the Common Stock of the Company.

(f) “Company” means Lam Research Corporation, a Delaware corporation.

(g) “Compensation” means all regular, straight-time gross earnings, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions, or other compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board or Administrator from time to time in its sole discretion as eligible to participate in this Plan.

(j) “Employee” means any person, including an officer or an employee member of the Board of Directors, who is customarily employed for at least 20 hours per week by the Company or one of its Designated Subsidiaries. For purposes of the 423(b) Plan, whether an individual qualifies as an Employee shall be determined by the Administrator, in its sole discretion, by reference to Section 3401(c) of the Code and the regulations promulgated thereunder. Unless the Administrator makes a contrary determination, the Employees of the Company shall, for all purposes of the 423(b) Plan, be those individuals who satisfy the customary employment criteria set forth above and are carried as employees by the Company or a Designated Subsidiary for regular payroll purposes. For purposes of a Non U.S. Sub-Plan, the Administrator may determine that Employees are eligible to participate even if they are employed for less than twenty (20) hours per week if, in the Administrator’s sole judgment, applicable laws require such a determination.

(k) “Exercise Date” means such business days during each Offering Period of this Plan as may be identified by the Administrator pursuant to Section 8 of this Plan.

(l) “Interim Offering Date” means the first business day following an Exercise Date other than the last Exercise Date of an Offering Period.

(m) “Maximum Share Amount” means the maximum number of shares of Common Stock that a Participant can purchase during any single Offering Period as set forth in Section 3(d)(ii) of this Plan.

(n) “Non-U.S. Sub-Plan” shall mean a sub-plan of the Plan that does not necessarily meet the requirements set forth in Section 423(b) of the Code, as amended.

(o) “Offering Date” means the first business day of an Offering Period.

(p) “Offering Period” means a period established by the Administrator pursuant to Section 4 of this Plan during which payroll deductions are accumulated from Participants and applied to the purchase of Common Stock.

(q) “Participant” means an Employee who has elected to participate in this Plan pursuant to Section 5 hereof.

(r) “Plan” means this Amended and Restated Lam Research Corporation 1999 Employee Stock Purchase Plan, including both the 423(b) Plan and any Non-U.S. Sub-Plan unless otherwise indicated.

(s) “Purchase Right” means a right to purchase Common Stock granted pursuant to Section 7 of this Plan.

(t) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(u) “423(b) Plan” means an employee stock purchase plan that is designed to meet the requirements set forth in Section 423(b) of the Code, as amended. The provisions of this 423(b) Plan should be construed, administered and enforced in accordance with Section 423(b) of the Code.

3.	Eligibility; Accrual and Purchase Limits.

(a) Regular Participation. Any person who is, or will be, an Employee on the Offering Date of a given Offering Period shall be eligible to participate in this Plan during such Offering Period, subject to the requirements of Section 5(a) of this Plan.

(b) Interim Participation. Any person who becomes an Employee after the Offering Date of an Offering Period and before an Interim Offering Date shall be eligible to participate in this Plan during such Offering Period, but only on and beginning with the first Interim Offering Date on or before which such person becomes an Employee, and subject to the requirements of Section 5(a) of this Plan.

(c) Exclusion of Five Percent Stockholders. Notwithstanding paragraphs (a) and (b) of this Section 3, an Employee shall not be eligible to participate in this Plan during an Offering Period to the extent that immediately after the grant of a Purchase Right on an Offering Date or Interim Offering Date, the Employee (or any other person whose stock would be attributed to the Employee under Section 424(d) of the Code) would own stock and/or hold outstanding purchase rights to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary.

(d) Accrual and Purchase Limits. Notwithstanding any other provisions of this Plan or any subscription agreement or other offering documents, no Participant may (i) accrue rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries at a rate that exceeds $25,000 of fair market value of such stock (determined at the date of grant of those purchase rights) for each calendar year in which the purchase rights would be outstanding at any time; or (ii) purchase more than 10,000 shares of the Company’s Common Stock during any Offering Period. Notwithstanding the share limit described in clause 3(d)(ii), the Administrator may designate an alternative shares limit (other than zero) in its sole discretion, prior to the commencement of any Offering Period to which the alternative limit applies. If the Administrator establishes an alternative limit, all participants shall be notified of the alternative limit prior to the commencement of the Offering Period to which the limit first applies. Any alternative limit set by the Administrator shall continue to apply with respect to all succeeding Exercise Dates and Offering Periods unless revised by the Administrator as provided in this clause 3(d)(ii).

4.	Offering Periods.

The duration of each Offering Period shall be determined by the Administrator, provided that an Offering Period shall be no shorter than 3 months and no longer than 24 months (measured from the first business day of the first month to the last business day of the last month) and succeeding Offering Periods shall be the same duration unless otherwise determined by the Administrator pursuant to this Section. Unless otherwise determined by the Administrator:

(a) a new Offering Period shall begin on the first business day after the last Exercise Date of an Offering Period;

(b) a new Offering Period shall begin, and the old Offering Period shall terminate, on the first business day after an Exercise Date (other than the last Exercise Date of an Offering Period) if the fair market value (as defined in Section 7(b)(i) of this Plan) of a share of Common Stock is less than the fair market value of a share of Common Stock on the Offering Date of the Offering Period; and

(c) an Offering Period shall terminate on the date that there are no Participants enrolled in it.

5.	Participation.

(a) An Employee may become a Participant in this Plan by completing a subscription agreement, in such form or forms as the Administrator may approve from time to time, and filing it with the Company’s payroll office within 15 days before the applicable Offering Date or Interim Offering Date, unless another time for filing the subscription agreement is set by the Administrator for all Employees with respect to a given Offering Period. The subscription agreement shall authorize payroll deductions pursuant to this Plan and shall have such other terms as the Administrator may specify from time to time.

(b) At the end of an Offering Period, each Participant in the Offering Period who remains an Employee shall be automatically enrolled in the next succeeding Offering Period (a “Re-enrollment”) unless, in a manner and at a time specified by the Administrator, but in no event later than the day before the Offering Date of such succeeding Offering Period, the Participant notifies the Administrator in writing that the Participant does not wish to be re-enrolled. Re-enrollment shall be at the withholding percentage specified in the Participant’s most recent subscription agreement unless the Participant changes that percentage by timely written notice. No Participant shall be automatically re-enrolled whose participation has terminated by operation of Section 10 of this Plan.

(c) If an Offering Period commences pursuant to Section 4(b) of this Plan, each Employee on the Offering Date of that Offering Period shall automatically become a Participant in the commencing Offering Period. Participation shall be at the withholding percentage specified in the Participant’s most recent subscription agreement, unless the Participant notice changes that percentage by timely written notice. If the Participant has no subscription agreement on file, Participation shall be at a 0% withholding rate until changed by the Participant. No Participant shall be automatically re-enrolled whose participation has terminated by operation of Section 11 of this Plan.

6.	Payroll Deductions.

(a) Each Participant shall have withheld a percentage of his or her Compensation received during an Offering Period. Withholding shall be in whole percentages, up to a maximum (not to exceed 15%) established by the Administrator from time to time, as specified by the Participant in his or her subscription agreement. Payroll deductions for a Participant during an Offering Period shall begin with the first payroll following the Offering Date or Interim Offering Date and shall end on the last Exercise Date of the Offering Period, unless sooner terminated by the Participant as provided in Section 11 of this Plan.

(b) All payroll deductions made by a Participant shall be credited to the Participant’s account under this Plan. A Participant may not make any additional payments into such account.

(c) A Participant may change the rate of his or her payroll deductions during an Offering Period by filing with the Administrator a new subscription agreement authorizing the change. The change shall take effect 15 days after the Administrator’s receipt of the new subscription agreement, except that increases in rate shall take effect on the day after the first Exercise Date on or after the 15th day.

7.	Purchase Rights.

(a) Grant of Purchase Rights. On the Offering Date, or (if applicable) Interim Offering Date of each Offering Period, the Participant shall be granted a Purchase Right to purchase (at the per-share price) during the Offering Period up to the lesser of (a) the number of shares of Common Stock determined by dividing (i) $25,000 multiplied by the number of (whole or part) calendar years in the Offering Period by (ii) the fair market value of a share of Common Stock on the Offering Date or Interim Offering Date; or (b) the Maximum Share Amount.

(b) Terms of Purchase Rights. Except as otherwise determined by the Administrator, each Purchase Right shall have the following terms:

(i)	The per-share price of the shares subject to a Purchase Right shall be 85% of the lower of the fair market values of a share of Common Stock on (a) the Offering Date, or Interim Offering Date, on which the Purchase Right was granted and (b) the Exercise Date. The fair market value of the Common Stock on a given date shall be the closing price as reported in the Wall Street Journal; provided, however, that if there is no public trading of the Common Stock on that date, then fair market value shall be determined by the Administrator in its discretion.

(ii)	Payment for shares purchased by exercise of Purchase Rights shall be made only through payroll deductions in accordance with Section 6 of this Plan.

(iii)	Upon purchase or disposition of shares acquired by exercise of a Purchase Right, the Participant shall pay, or make provision adequate to the Administrator for payment of, all tax (and similar) withholdings that the Administrator determines, in its discretion, are required due to the acquisition or disposition, including without limitation any such withholding that the Administrator determines in its discretion is necessary to allow the Company and its Subsidiaries to claim tax deductions or other benefits in connection with the acquisition or disposition.

(iv)	During his or her lifetime, a Participant’s Purchase Right is exercisable only by the Participant.

(v)	The Purchase Rights will in all respects be subject to the terms and conditions of this Plan, as interpreted by the Administrator from time to time.

8.	Exercise Dates; Purchase of Shares; Refund of Excess Cash.

(a) The Administrator shall establish one or more Exercise Dates for each Offering Period.

(b) Each Participant’s Purchase Right shall be exercised automatically on each Exercise Date during the Offering Period to purchase the maximum number of full shares up to the Maximum Share Amount at the applicable price using the Participant’s accumulated payroll deductions.

(c) The shares purchased upon exercise of a Purchase Right shall be deemed to be transferred to the Participant on the Exercise Date. A Participant will have no interest or voting right in shares covered by a Purchase Right until the Purchase Right has been exercised.

(d) Any cash remaining in a Participant’s payroll deduction account after the purchase of shares on an Exercise Date shall be carried forward in that account for application on the next Exercise Date; provided that at the termination of an Offering Period, any such cash shall be promptly refunded returned to the Participant.

9.	Limitations on Aggregate Shares to be Purchased.

If the number of shares to be purchased on an Exercise Date by all Participants in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Administrator shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

10.	Registration and Delivery of Share Certificates.

(a) Shares purchased by a Participant under this Plan will be registered in the name of the Participant, or in the name of the Participant and his or her spouse, or in the name of the Participant and joint tenant(s) (with right of survivorship), as designated by the Participant.

(b) As soon as administratively feasible after each Exercise Date, the Company shall deliver to the Participant a certificate representing the shares purchased upon exercise of a Purchase Right. If approved by the Administrator in its discretion, the Company may instead (i) deliver a certificate (or equivalent) to a broker for crediting to the Participant’s account or (ii) make a notation in the Participant’s favor of non-certificated shares on the Company’s stock records.

11.	Withdrawal; Termination of Employment.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his account under this Plan at any time before an Exercise Date by giving written notice to the Administrator in a form the Administrator prescribes from time to time. The Participant’s Purchase Right will automatically terminate on the date of receipt of the notice, all payroll deductions credited to the Participant’s account will be refunded promptly thereafter, and no further payroll deductions will be made during the Offering Period.

(b) Upon termination of a Participant’s Continuous Status as an Employee for any reason, including retirement or death, the payroll deductions credited to the Participant’s account will be promptly refunded to the Participant or, in the case of death, to the person or persons entitled thereto under Section 15 of this Plan, and the Participant’s Purchase Right will automatically terminate.

(c) If a Participant fails to remain in Continuous Status as an Employee during an Offering Period, the Participant will be deemed to have withdrawn from this Plan, the payroll deductions credited to the Participant’s account will be promptly refunded, and the Participant’s Purchase Right shall terminate.

(d) A Participant’s withdrawal from an offering will not affect the Participant’s eligibility to participate in a succeeding Offering Period or in any similar plan that may be adopted by the Company.

12.	Use of Funds; No Interest.

Amounts withheld from Participants’ Compensation under this Plan shall constitute general funds of the Company and may be used for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. No interest shall accrue on the payroll deductions of a Participant in this Plan.

13.	Number of Shares Reserved.

Subject to adjustment as provided in Section 18, the maximum aggregate number of shares available for issuance under the Plan shall be 24,309,281 shares of Common Stock, which may be newly issued or treasury shares, or shares acquired on the open market. The maximum aggregate number of shares for issuance under the Plan consists of shares of Common Stock, which were authorized for issuance prior to August 27, 2012.

14.	Administration.

This Plan shall be administered by the Administrator. The administration, interpretation, and application of this Plan by the Administrator shall be final, conclusive, and binding upon all persons. Neither Members of the Board nor the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan, or any shares purchased or issued or Purchase Right exercised thereunder. The Administrator may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries or locations. Any such sub-plans may be designed to be outside the scope of Section 423(b) of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, but unless otherwise superseded by the specific terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan. To the extent inconsistent with the requirements of Section 423(b), such sub-plan and rights granted thereunder shall not be considered to comply with Section 423(b) of the Code.

15.	Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under this Plan in the event of the Participant’s death.

(b) A designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant, and in the absence of a beneficiary validly designated under this Plan who is living at the time of the Participant’s death, the Administrator shall deliver such shares and/or cash to the executor or administrator of the Participant’s estate, or if no such executor or administrator has been appointed (to the Administrator’s knowledge), the Administrator, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant or, if no spouse, dependent, or relative is known to the Administrator, then to such other person as the Administrator may designate.

16.	Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of a Purchase Right or to receive shares under this Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw funds in accordance with Section 11 hereof.

17.	Reports.

Individual accounts will be maintained for each Participant in this Plan. Statements of account will be given to participating Employees promptly following each Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments upon Changes in Capitalization.

(a) Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each Purchase Right under this Plan that has not yet been exercised and the number of shares of Common Stock that have been authorized for issuance under this Plan but have not yet been placed under a Purchase Right, including, but not limited to, the Annual Increase (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each Purchase Right under this Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company and any repurchase of shares of Common Stock pursuant to Section 13 herein shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination shall be final, binding, and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to a Purchase Right.

(b) In the event of the proposed dissolution or liquidation of the Company, the then-current Offering Period will terminate immediately before the consummation of such proposed action, unless otherwise provided by the Board or the Administrator (if the Administrator is not the Board). In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation (if stockholders of the Company own less than 50% of the total outstanding voting power in the surviving entity or a parent of the surviving entity after the merger), each Purchase Right under this Plan shall be assumed or an equivalent purchase right shall be substituted by the successor corporation or a parent or subsidiary of the successor corporation, unless the successor corporation does not agree to assume the Purchase Right or to substitute an equivalent purchase right, in which case the Administrator may, in lieu of such assumption or substitution, accelerate the exercisability of Purchase Rights, and allow Purchase Rights to be exercisable (if the Board approves) as to shares as to which the Purchase Right would not otherwise be exercisable, on terms and for a period that the Administrator determines in its discretion. To the extent that the Administrator accelerates exercisability of Purchase Rights as described above, it shall promptly so notify all Participants in writing.

(c) The Administrator may, in its discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Purchase Right, if the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of shares of its outstanding Common Stock, or if the Company consolidates with or merges into any other corporation.

19.	Amendment or Termination.

(a) The Board may at any time terminate or amend in any manner this Plan; except, however, that no amendment may be made without prior approval of the stockholders of the Company (obtained in the manner described in paragraph 21) if it would:

(i)	Increase the number of shares that may be issued under this Plan;

(ii)	Change the designation of the employees (or class of employees) eligible for participation in this Plan; or

(iii)	If the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), at the time of such amendment, materially increase the benefits that may accrue to Participants under this Plan.

If any amendment requiring stockholder approval under this paragraph 19 of this Plan is made after the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such stockholder approval shall be solicited as described in paragraph 21 of this Plan.

(b) The Board may elect to terminate any or all outstanding Purchase Rights at any time, except to the extent that exercisability of such Purchase Rights has been accelerated pursuant to Section 18(b) hereof. If this Plan is terminated, the Board may also elect to terminate Purchase Rights upon completion of the next purchase of shares on the next Exercise Date or to permit Purchase Rights to expire in accordance with their terms (with participation to continue through such expiration dates). If Purchase Rights are terminated before expiration, any funds contributed to this Plan that have not been used to purchase shares shall be refunded to Participants as soon as administratively feasible.

20.	Notices.

All notices or other communications by a Participant to the Company or the Administrator under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

21.	Stockholder Approval.

(a) Any required approval of the stockholders of the Company pursuant to paragraph 19(a) of this Plan shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(b) If any required approval by the stockholders of this Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in Section 21(a) hereof, then the Company shall, at or before the first annual meeting of stockholders held after the later of (i) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (ii) the granting of a Purchase Right hereunder to an Officer and Director after such registration, do the following:

(i)	furnish in writing to the holders entitled to vote for this Plan substantially the same information that would be required (if proxies to be voted with respect to approval or disapproval of this Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

(ii)	file with, or mail for filing to, the Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to stockholders.

22.	Conditions upon Issuance of Shares.

(a) Shares shall not be issued with respect to a Purchase Right unless the exercise of such Purchase Right and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of a Purchase Right, the Company may require the person exercising such Purchase Right to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

23.	Term of Plan.

This Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the stockholders of the Company as described in Section 21 hereof. It shall continue in effect for a term of 20 years unless sooner terminated under Section 19 hereof.

24.	Additional Restrictions of Rule 16b-3.

The terms and conditions of Purchase Rights granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Securities Exchange Act of 1934 shall comply with the applicable provisions of Rule 16b-3 of such Act. This Plan shall be deemed to contain, and such Purchase Rights shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Securities Exchange Act of 1934 with respect to Plan transactions.

*         *        *

The Plan was originally adopted by the Board on September 30, 1998 and was approved by shareholders on November 5, 1998. The Board and the Compensation Committee adopted amendments to the Plan on August 21, 2003 and September 18, 2003, respectively, and shareholders approved those amendments on November 6, 2003. The Compensation Committee amended and restated the Plan on December 18, 2009. On May 20, 2010, the Compensation Committee further amended and restated the Plan. On August 27, 2012, the Compensation Committee further amended the Plan. On November 1, 2012, the Compensation Committee further amended and restated the Plan.

LAM RESEARCH CORPORATION

1999 EMPLOYEE STOCK PURCHASE PLAN

NON U.S.-SUB-PLANS

NON U.S. SUB-PLAN (EU)

1. The following Subsidiaries are designated as participating in the Non U.S. Sub-Plan (EU):

Lam Research GmbH (Germany)

Lam Research SAS (France)

Lam Research S.r.L. (Italy)

Lam Research (Ireland) Ltd.

Lam Research B.V (Netherlands)

Lam Research Ltd. (UK)

Lam Research International Sarl (Switzerland)

Lam Research AG (Austria)

Novellus Singapore Pte. Ltd., France Branch

Novellus Systems SARL (France)

Novellus Systems GmbH (Germany)

Novellus Systems Service GmbH (Germany)

Novellus Systems Ireland Ltd.

Novellus Systems Italy SRL

Novellus Systems BV (Netherlands)

Novellus Systems International BV (Netherlands)

2. The following provision shall apply to those entities located in the European Union and European Economic Area which are participating in the Non U.S. Sub-Plan (EU):

Section 2(j) of the Plan, which defines “Employee,” includes Employees who are customarily employed for less than 20 hours per week to accommodate local law requirements (and, thus, may be eligible to participate in the Plan subject to the other Plan requirements).

NON U.S. SUB-PLAN (OTHER)

1. The following Subsidiaries are designated as participating in the Non U.S. Sub-Plan (Other):

Lam Research (Israel) Ltd.

Lam Research Korea Ltd. (Korea)

Lam Research Co., Ltd. (Taiwan)

Lam Research Singapore Pte Ltd. (Singapore)

Novellus Systems (India) Pvt. Ltd.

Novellus Systems Israel Ltd.

Novellus Korea LLC

Novellus Singapore Pte. Ltd., Korea Branch

Novellus Systems (Malaysia) Sdn. Bhd.

Novellus Systems International BV, Singapore Branch

Novellus Systems (H.K.) Limited, Taiwan Branch

Novellus Systems Service (Hong Kong) Limited, Taiwan Branch

2. The following Subsidiaries are designated as eligible to participate in the Non U.S. Sub-Plan (Other) beginning September 1, 2010 provided SAFE approval is received prior to such date:

Lam Research (Shanghai) Co., Ltd. (China)

Lam Research Service Co., Ltd. (China)

Lam Research Semiconductor (Suzhou) Co., Ltd. (China)

Novellus Systems Semiconductor Equipment Shanghai Co. Ltd. (China)

Novellus Systems International Trading (Shanghai) Co. Ltd. (China)

NON U.S. SUB-PLAN (JAPAN)

1. The following Subsidiaries are designated as participating in the Non-U.S. Sub-Plan (Japan):

Lam Research Co., Ltd (Japan)

Novellus Systems Japan, G.K.

Novellus Singapore Pte. Ltd., Japan Branch

2. The following provision shall apply to those entities located in Japan which are participating in the Non U.S. Sub-Plan (Japan):

In no event will the value of the Shares purchased during a 4-month Offer Period under the Lam Research Corporation 1999 Employee Stock Purchase Plan by employees resident in Japan exceed 24,999,999 Yen. To the extent a 4-month Offer Period is over subscribed pursuant to this limitation, each Participant will have their number of Shares purchased reduced on a pro rata basis.